As filed with the Securities and Exchange Commission on February 4, 2014
Registration No.  333-179637

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________

POST-EFFECTIVE AMENDMENT NO. 3
TO

Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
________________

DARA BIOSCIENCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	2834	04-3216862
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

8601 Six Forks Road, Suite 160
Raleigh, NC 27615
(919) 872-5578
 (Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)
________________

David J. Drutz
Chief Executive Officer
DARA BioSciences, Inc.
8601 Six Forks Road, Suite 160
Raleigh, NC 27615
(919) 872-5578
 (Name, address, including zip code, and telephone number,
including area code, of agent for service)
________________

Please send copies of all communications to:
John D. Hogoboom, Esq.
Lowenstein Sandler LLP
65 Livingston Avenue
Roseland, New Jersey 07068
(973) 597-2500

Approximate date of commencement of proposed sale to the public:  From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company☑
(Do not check if a smaller reporting company)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 3 to the registration statement on Form S-1 (File No. 333-179637) (the “Registration Statement”) of DARA BioSciences, Inc. (the “Company”) is being filed pursuant to the undertakings in Item 17 of the Registration Statement to update and supplement the information contained in the Registration Statement to include the information contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 that was filed with the Securities and Exchange Commission (the “SEC”) on February 4, 2014 and the Company’s current reports on Form 8-K that have been filed with the SEC since December 31, 2013.  The Registration Statement was originally declared effective by the SEC on April 6, 2012.  The Registration Statement originally covered a primary offering of 15,000 units, with each unit consisting of (1) one share of Series B-2 preferred stock which is convertible into 1000 shares of our common stock, (2) a warrant exercisable for 500 shares of our common stock at an exercise price of $1.25 per share and (3) a warrant exercisable for 500 shares of our common stock at an exercise price of $1.00 per share.  The exercise prices of the warrants were subsequently amended to $1.00 and $0.80 per share, respectively, in connection with our December 2012 financing transaction.  The Registration Statement also originally covered up to 15,000,000 shares of common stock issuable upon conversion of the Series B-2 preferred stock and up to 15,000,000 shares of common stock issuable upon exercise of the warrants.  The Registration Statement now covers the sale of the shares of our common stock issuable from time to time upon (i) the conversion the Series B-2 preferred stock that remains unconverted and (ii) the exercise of warrants that remain unexercised.

All applicable registration fees were paid at the time of the original filing of the Registration Statement.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

Subject to Completion, Dated February 4, 2014

PROSPECTUS

7,717,967 Shares of Common Stock Issuable Upon the Conversion of
Series B-2 Preferred Stock and Exercise of Warrants

We are offering up to102,041 shares of our common stock that are issuable upon the conversion of Series B-2 convertible preferred stock at a conversion price of $0.49 per share, 4,875,000 shares of our common stock that are issuable upon the exercise of warrants with an exercise price of $1.00 per share and 2,740,926 shares of our common stock that are issuable upon the exercise of warrants with an exercise price of $0.80 per share, all of which such shares of Series B-2 preferred stock and warrants we issued on April 16, 2012 as part of a public offering of units consisting of preferred stock and warrants.  No securities are being offered pursuant to this prospectus other than the shares of our common stock (the “Shares”) that will be issued upon the conversion of Series B-2 convertible preferred stock and the exercise of such warrants.

Our common stock is quoted on the NASDAQ Capital Market under the symbol “DARA.” The last reported sale price of our common stock on January 31, 2014 was $0.69 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” on page 1 of this prospectus and beginning on page 11 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 for more information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is [•], 2014.

Table of Contents

About this Prospectus	1
Risk Factors	1
Cautionary Statement About Forward Looking Information	1
Prospectus Summary	2
The Offering	6
Use of Proceeds	7
Dilution	8
Description of Capital Stock	9
Description of Securities We Are Offering	16
Plan of Distribution	16
Legal Matters	16
Experts	16
Disclosure of Commission Position on Indemnification for Securities Act Liabilities	16
Where You Can Find More Information	17
Documents Incorporated by Reference	17

About this Prospectus

In this prospectus, the “Company,” “we,” “us,” and “our” and similar terms refer to DARA BioSciences, Inc. References to our “common stock” refer to the common stock of DARA BioSciences, Inc.

You should read this prospectus together with additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.” If there is any inconsistency between the information in this prospectus and the documents incorporated by referenced herein, you should rely on the information in this prospectus.

You should rely only on the information contained in or incorporated by reference into this prospectus. Neither we nor the placement agent have authorized any other person to provide information different from that contained in this prospectus and the documents incorporated by reference herein. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus is accurate as of the dates on the cover page, regardless of time of delivery of the prospectus or any sale of securities. Our business, financial condition, results of operation and prospects may have changed since that date.

Risk Factors

An investment in our common stock involves a high degree of risk. You should consider carefully the risks described in the section entitled “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the SEC, which is incorporated herein by reference in its entirety, as well as in any applicable prospectus supplement and other documents that we incorporate by reference into this prospectus. The risks so described are not the only risks facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. If any of these risks actually occur, our business, operating results, financial condition or prospects could be materially and adversely affected. This could cause the trading price of our common stock to decline and you may lose part or all of your investment. See also, “Cautionary Statement About Forward-Looking Information.”

Cautionary Statement About Forward Looking Information

This prospectus, including the information incorporated by reference herein, contains forward-looking statements that are based on current expectations, estimates, forecasts and projections regarding management’s beliefs and assumptions about the industry in which we operate. Such statements include, in particular, statements about our plans, strategies and prospects under the headings “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” and “Plan of Distribution.” When used in this prospectus, the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would,” and similar expressions identify forward-looking statements.

Forward-looking statements are not a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time the statements are made and involve known and unknown risks, uncertainties and other factors that may cause actual outcomes and results to differ materially from what is expressed or forecasted in such forward-looking statements.

Except as required by applicable law, we assume no obligation to update any forward-looking statements publicly or to update the reasons why actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

Prospectus Summary

This summary highlights information about our Company and this offering contained elsewhere in this prospectus or incorporated by reference herein and is qualified in its entirety by the more detailed information and financial statements included elsewhere or incorporated by reference in this prospectus. You should read this entire prospectus carefully, including “Risk Factors” as well as the information incorporated by reference in this prospectus, before making an investment decision.

Overview

DARA BioSciences, Inc. (NASDAQ: DARA) is a North-Carolina based specialty pharmaceutical company primarily focused on the commercialization of oncology treatment and oncology supportive care pharmaceutical products. Through our acquisition of Oncogenerix, Inc., which occurred on January 17, 2012, we acquired exclusive U.S. marketing rights to our first commercial, FDA-approved proprietary product Soltamox® (tamoxifen citrate) oral solution. Soltamox has been approved by the U.S. Food and Drug Administration (“FDA”) for the prevention and treatment of breast cancer. On September 7, 2012, we entered into a license agreement with Helsinn Healthcare SA (“Helsinn”) to distribute, promote, market and sell Gelclair®, a unique oral gel whose key ingredients are polyvinlypyrrolidone (PVP) and sodium hyaluronate  (hyaluronic acid), for the treatment of certain approved indications in the United States.  Gelclair is an FDA-cleared product indicated for the treatment of oral mucositis. In addition, we have a marketing agreement with Innocutis Holdings, LLC pursuant to which we promote Bionect® (hyaluronic acid sodium salt, 0.2%) within the U.S. oncology and radiation oncology marketplace. Bionect has been cleared by the FDA for the management of irritation of the skin as well as first and second degree burns.

We have a clinical development asset, KRN5500, which is a Phase 2 product candidate targeted for treating cancer patients with painful treatment-refractory chronic chemotherapy induced peripheral neuropathy (CCIPN).  KRN5500 has been designated a Fast Track Drug by the FDA and we have submitted an application for and are in the process of seeking orphan drug designation for this product.  Fast Track designation is intended to facilitate the development and expedite review of drugs and biologics intended to treat serious or life-threatening conditions and that demonstrate the potential to address unmet medical needs. Orphan drug designation provides extended market exclusivity, tax benefits, and the waiver of certain fees associated with the FDA approval process.  We are looking to partner the drug with an established pharmaceutical development company to undertake and support further development costs.

As part of our strategic plan to focus on the commercialization of oncology treatment and oncology supportive care products, on June 17, 2013, we granted T3D Therapeutics, Inc. (“T3D”) the exclusive worldwide rights to develop and commercialize DB959, an oral, highly selective, dual PPAR (peroxisome proliferator activated receptor) nuclear receptor agonist, which we developed through Phase 1 clinical trials.  For the license, we received a $250,000 up front payment, a second payment of $25,000 in December 2013, a third  payment of $100,000 on January 31, 2014 and, based upon an extension agreement of January 31, 2014, expect to be paid another $125,000 by February 21, 2014.  We used the initial $250,000 to pay off $250,000 in existing liabilities to Bayer Healthcare LLC (“Bayer”).  The Company is also entitled to receive milestone payments upon achievement of certain development milestones by T3D which could be in excess of the milestone and annual payments payable to Bayer.

On October 25, 2013, we entered into an agreement with Alamo Pharma Services (“Alamo”) pursuant to which Alamo now provides us with a dedicated national sales team of 20 sales representatives to promote our commercial products. In addition, we signed an agreement, exclusive to the oncology market, with Mission Pharmacal (“Mission”), Alamo’s parent company, to share in the costs and expenses of the sales force.   The Alamo sales team, in addition to promoting our products Soltamox (tamoxifen citrate), Gelclair and Bionect, also promotes three Mission products: Ferralet®90, Binosto® (alendronate sodium) and Aquoral®.  The agreements with Alamo and Mission expand our presence in oncology supportive care and the products complement our portfolio in presenting comprehensive offerings to the oncologist.

 The sales force became operational with sales representatives trained and in their assigned territories on January 2, 2014.  With the expansion of the sales force to 20 sales representatives, we expect our commercial costs, net of Mission support payments to Alamo to be significantly higher on an annualized basis.

We are employing a multi-disciplinary approach to reach and educate health care providers, dispensers, patient advocacy groups, foundations, caregivers and patients directly. We believe we can accomplish this through utilization of a contract sales organization of 20 sales representatives, innovative marketing programs, partnerships with specialty pharmacy providers, working with patient advocacy groups and foundations as well as collaborative arrangements with third party sales organizations.  As we gain additional commercial experience with our products, we may modify these activities as appropriate.

As we have generated minimal revenues from operations to date, we must have a sufficient level of liquidity in order to successfully achieve our commercial and operational goals.  Our primary source of working capital has been the proceeds of registered direct offerings and private placements of equity securities, and prior sales of securities we acquired through investments made in other companies.  We expect to continue to incur operating losses in the near-term.  Our results may vary depending on many factors, including our ability to build a successful sales and marketing organization, our ability to properly anticipate customer needs and the progress of licensing activities of KRN5500 with pharmaceutical partners.  We continue to pursue other in-licensing opportunities for approved products.

DARA BioSciences, Inc. is a Delaware corporation incorporated on December 30, 1993.  Our executive offices are located at 8601 Six Forks Road, Suite 160, Raleigh, North Carolina 27615, and our telephone number is (919) 872-5578. Our Internet address is www.darabio.com. The information on our website is not incorporated by reference into this prospectus, and you should not consider it part of this prospectus.

Product Commercialization and the Mission Products

Our primary focus is on the commercialization of the following oncology treatment and oncology supportive care pharmaceutical products:

●	Soltamox, an FDA-approved oral solution of tamoxifen citrate;

●
Cancer support therapeutics, including Gelclair, an FDA-cleared product indicated for the treatment of oral mucositis and Bionect, an FDA cleared product for the management of irritation of the skin as well as first and second degree burns; and

●	Three Mission Pharmacal products: Ferralet 90 (for anemia), Binosto (alendronate sodium effervescent tablet indicated for the treatment of osteoporosis), and Aquoral (for cancer related dry month).

Oral liquid formulations of FDA approved products

Our oral liquid products can provide an attractive and effective alternative to solid dose formulations for those patients with dysphagia, or difficulty swallowing, or those who simply prefer to take drug products in liquid form. Those suffering from dysphagia often have difficultly or experience pain when using oral tablet or capsule products and can benefit greatly from liquid formulations of drugs. In addition, breast cancer patients receiving chemotherapeutic agents are subject to oral mucositis, which makes liquid medical formulations preferable.

Soltamox

Soltamox (tamoxifen citrate) oral solution, our first proprietary, FDA approved product, is a drug primarily used to treat breast cancer. Soltamox is the only liquid formulation of tamoxifen available for sale in the United States. As a result of our acquisition of Oncogenerix, we became party to an exclusive license and distribution agreement with Rosemont Pharmaceuticals, Ltd. (“Rosemont”), a U.K. based manufacturer, for exclusive rights to market Soltamox in the United States. Previously, Soltamox was marketed only in the U.K. and Ireland by Rosemont Pharmaceuticals, Ltd. Soltamox is protected by a U.S. issued patent which expires in June 2018. Under our license agreement with Rosemont, we are obligated to meet minimum sales thresholds during the seven-year term of the agreement.  We launched Soltamox in the U.S. in the fourth quarter of 2012.

Soltamox is used primarily for the chronic treatment of breast cancer or for cancer prevention in certain susceptible breast cancer subgroups. The National Cancer Institute (NCI) estimated that in 2012 229,060 women would be diagnosed with breast cancer and 39,920 women would die as a result of the disease. Tamoxifen therapy is generally indicated for breast cancer patients for up to 5 years.

In order to commercialize Soltamox, we had initially established a specialty commercial sales force to market Soltamox to oncologists targeting physicians who prescribe tamoxifen.  This initial sales force has now been replaced by the Alamo sales force.  Current physicians who prescribe tablet forms of tamoxifen in the United States are well known and easily identified by data sources such as IMS and Wolters Kluwer, providers of information services for the healthcare industry.

We are employing a multi-disciplinary approach to reach and educate health care providers, dispensers, patient advocacy groups, foundations, caregivers and patients directly about our products. We believe we can accomplish this through utilization of a combination of our own specialized sales organization and independent sales representatives, tele-detailing, appropriate levels of product sampling, innovative marketing programs, partnerships with Specialty Pharmacy Providers, working with Patient Advocacy Groups and Foundations as well as collaborative arrangements with third party sales organizations. We have also recently completed a registry survey called CAPTURE to gather information on compliance, adherence and preference for a liquid therapy among current tamoxifen patients and will use the results in clinical publications as well as marketing programs and materials to support increased utilization of Soltamox.

Cancer support therapeutics

We are also focusing on the commercialization of cancer support therapeutics.

Gelclair

On September 7, 2012, we entered into a distribution and license agreement with Helsinn Healthcare SA. We were granted an exclusive license to distribute, promote, market and sell Gelclair for treatment of certain approved indications in the United States. Gelclair, a unique oral gel whose key ingredients are polyvinlypyrrolidone (PVP) and sodium hyaluronate (hyaluronic acid), is an FDA-cleared product indicated for the treatment of oral mucositis. Gelclair is protected by a U.S. issued patent which expires in 2021.  Under the license agreement with Helsinn, the Company is obligated to meet minimum sales thresholds during the ten-year term. The license agreement also provides that we will receive exclusive rights to distribute, promote, market and sell Gelclair for an additional indication if Helsinn is able to obtain regulatory approval for such indication.  We launched Gelclair in the United States in April 2013.

Bionect

On March 23, 2012, we entered into an Exclusive Marketing Agreement with Innocutis Holdings, LLC pursuant to which we promote Bionect (hyaluronic acid sodium salt, 0.2%) within the U.S. oncology and radiation oncology marketplace. Bionect has been approved by the FDA for the management of irritation of the skin as well as first and second degree burns.  Previously, Bionect was promoted and sold by Innocutis only in the dermatology market. Innocutis continues to promote Bionect in the dermatology market.  Bionect is protected by a U.S. issued patent that expires in 2016.  We are compensated by Innocutis for each unit sold in the U.S. oncology and radiation oncology market.  We began promoting Bionect in the U.S. oncology and radiation oncology market in the second quarter of 2012.  The term of the agreement will continue until April 1, 2015 and will be automatically renewed in yearly increments unless notice is given by either party 30 days prior to the expiration of the term or extended term.

Mission Pharmacal Products

On October 25, 2013, we entered into an agreement with Alamo Pharma Services, a subsidiary of Mission Pharmacal, for a twenty (20) person national sales team in the U.S. oncology market. Pursuant to the agreement and a shared sales force agreement with Mission, the Alamo sales team, in addition to promoting DARA's Soltamox, Gelclair and Bionect products, also carries three Mission Pharmacal products: Ferralet 90 (for anemia), BINOSTO (alendronate sodium effervescent tablet indicated for the treatment of osteoporosis), and Aquoral (for cancer related dry mouth). These products are also currently being promoted by Mission in other therapeutic markets and all are under patent protection throughout the term of our agreement. The agreements with Alamo and Mission expand our presence in oncology supportive care to address ongoing areas of unmet medical need.

Clinical Stage Asset

KRN5500

KRN5500 is a novel, non-narcotic/non-opioid intravenous product for the treatment of painful chronic chemotherapy induced peripheral neuropathy in patients with cancer. The drug has successfully completed a Phase 2a proof of concept study in patients with end-stage cancer and analgesia-resistant neuropathic pain where it showed statistically-significant pain reduction versus placebo (p = 0.03) using standardized pain test scores. There were no serious safety concerns, although nausea and vomiting were a common occurrence. The FDA has designated KRN5500 a Fast Track drug, based on its potential usefulness in treating a serious medical condition and in fulfilling an unmet medical need. We have improved and simplified the formulation and manufactured new drug substance for the next clinical trial. We are in discussions with the National Cancer Institute (NCI) to design an additional clinical trial under joint DARA-NCI auspices. Since KRN5500 would complement our portfolio of oncology treatment and supportive care pharmaceuticals, we are looking to partner the drug with an established oncology development company to undertake and support the cost for the Phase 2b program.

On November 8, 2012 we submitted a request seeking Orphan designation for KRN5500 to the Office of Orphan Products Development at the FDA. The orphan indication we are seeking is in cancer patients with painful treatment- refractory chronic chemotherapy induced peripheral neuropathy (CCIPN).  We are in communication with the FDA regarding this orphan application and, on November 19, 2013, provided them with additional information as requested.

Recent Developments

A proposal to authorize our Board of Directors to effect a reverse stock split at a ratio within the range of 1-for-5 to 1-for-15, as determined by our Board of Directors, is to be considered and voted upon by our stockholders at a special meeting to be held on February 5, 2014. The share numbers and per share prices in this prospectus do not give effect to the proposed reverse stock split.

The Offering

Issuer	DARA BioSciences, Inc.
Securities offered
Up to 102,041 shares of our common stock that are issuable upon the conversion of Series B-2 convertible preferred stock and up to 7,615,926 shares of our common stock that are issuable upon the exercise of warrants (the “Warrants”)

Description of Series B-2 preferred stock
The Series B-2 preferred stock has a liquidation preference and is redeemable at the option of the Company. See the section entitled “Description of Capital Stock – Series B-2 Preferred Stock” beginning on page 10.

Conversion Price of Series B-2 preferred stock	$0.49
Shares of common stock underlying the outstanding shares of Series B-2 preferred stock	102,041
Description of Warrants
The Warrants expire on April 16, 2017. Certain of the Warrants have an exercise price per share equal to $1.00. Certain of the Warrants have an exercise price per share equal to $0.80. Other than the exercise price, both series of warrants have identical terms.

Shares of common stock underlying the Warrants	7,615,926
Shares of common stock outstanding before this offering	31,073,850 shares
Common stock to be outstanding after this offering, assuming full conversion of Series B-2 preferred stock and exercise of all of the warrants	38,791,817 shares
Use of proceeds
We will receive no proceeds from the conversion of the Series B-2 preferred stock.

We intend to use any proceeds from the exercise of the Warrants for working capital and general corporate purposes, which may include funding commercial activities related to our product portfolio and the Mission Pharmacal products including in connection with our agreements with Mission Pharmacal and Alamo.  See “Use of Proceeds.”

Limitations on beneficial ownership
Notwithstanding anything herein to the contrary, the Company will not permit the conversion of the Series B-2 preferred stock or exercise of the warrants of any holder, if after such conversion or exercise such holder would beneficially own more than 4.99% of the shares of common stock then outstanding.

Risk factors	You should carefully read and consider the information set forth under “Risk Factors” above, before deciding to invest in our securities.
Trading Market	Our common stock is traded on the Nasdaq Capital Market under the symbol “DARA”.

The number of shares of common stock outstanding before and after the offering is based on 31,073,850 shares outstanding as of January 31, 2014 and excludes:

●	335,282 shares of common stock issuable upon the conversion of outstanding shares of Series A and Series B-4 preferred stock;

●	11,939,377 shares of common stock issuable upon the exercise of outstanding warrants (excluding the Warrants) with a weighted average exercise price of $1.49 per share;

●	3,271,805 shares of common stock issuable upon the exercise of outstanding options with a weighted average exercise price of $1.09 per share;

●	4,666,571 shares of common stock reserved for future grants and awards under our equity incentive plans; and

●
Up to 891,648 shares of common stock that may be issued to former Oncogenerix, Inc. stockholders, subject to stockholder approval and based upon our company’s achievement of certain revenue or market capitalization milestones during the 60 months following the merger with Oncogenerix, which occurred on January 17, 2012.

Use of Proceeds

We will receive no proceeds from the conversion of the Series B-2 preferred stock.

To the extent that the Warrants are exercised for cash, we will receive the cash proceeds from such exercise of up to a total potential of approximately $7.1 million, based on the current exercise price of the Warrants. We cannot predict when or if the Warrants will be exercised, and it is possible that the Warrants may expire and never be exercised.  We intend to use any proceeds from any such exercise for working capital and general corporate purposes, which may include funding commercial activities related to our product portfolio and the Mission Pharmacal products including in connection with our agreements with Mission Pharmacal and Alamo.

The amounts and timing of our use of any proceeds will vary depending on a number of factors, including the amount of cash generated or used by our operations, and the rate of growth, if any, of our business. As a result, we will retain broad discretion in the allocation of any net proceeds of this offering.

Pending use of the net proceeds of this offering, if any, we intend to invest any such net proceeds in short-term, interest-bearing investment grade securities.

Dilution

Our net tangible book value as of December 31, 2013 was $1.5 million, or $0.05 per share of common stock. Net tangible book value per share represents total tangible assets less total liabilities, divided by the number of shares of common stock outstanding. After giving effect to the issuance of 102,041 shares of common stock upon conversion of shares of Series B-2 preferred and 7,615,926 shares of common stock upon exercise of Warrants for cash in this offering, our net tangible book value as of December 31, 2013 would have been $8.9 million, or $0.22 per share. This represents an immediate increase in net tangible book value of $0.17 per share to existing stockholders and an immediate dilution in net tangible book value of $0.27, $0.78and $0.58 per share to holders of shares of Series B-2 preferred stock, Warrants with a $1.00 exercise price and Warrants with an $0.80 exercise price, respectively, in this offering.  The following table illustrates this calculation.

Series B-2 Conversion Price		$0.49
Net tangible book value per share as of December 31, 2013	0.05
Increase per share attributable to this offering	0.17
As adjusted tangible book value per share after this offering		0.22
Dilution per share to new investors in this offering		$0.27

$1.00 Warrant Exercise Price		$1.00
Net tangible book value per share as of December 31, 2013	0.05
Increase per share attributable to this offering	0.17
As adjusted tangible book value per share after this offering		0.22
Dilution per share to new investors in this offering		$0.78

$0.80 Warrant Exercise Price		$0.80
Net tangible book value per share as of December 31, 2013	0.05
Increase per share attributable to this offering	0.17
As adjusted tangible book value per share after this offering		0.22
Dilution per share to new investors in this offering		$0.58

The number of shares of common stock outstanding used for existing stockholders in the table and calculations above is based on 31,073,850 shares outstanding as of December 31, 2013 and excludes:

●	231,200 shares of common stock issuable upon the conversion of outstanding shares of Series A preferred stock;

●	11,939,377 shares of common stock issuable upon the exercise of outstanding warrants (excluding the Warrants) with a weighted average exercise price of $1.49 per share;

●	3,271,805 shares of common stock issuable upon the exercise of outstanding options with a weighted average exercise price of $1.09 per share;

●	4,666,571 shares of common stock reserved for future grants and awards under our equity incentive plans; and

●
Up to 891,648 shares of common stock that may be issued to former Oncogenerix, Inc. stockholders, subject to stockholder approval and based upon our company’s achievement of certain revenue or market capitalization milestones during the 60 months following the merger with Oncogenerix, which occurred on January 17, 2012.

Description of Capital Stock

The following is a summary of all material characteristics of our capital stock as set forth in our certificate of incorporation and bylaws. The summary does not purpose to be complete and is qualified in its entirety by reference to our certificate of incorporation and bylaws, and to the provisions of the General Corporation Law of the State of Delaware, as amended, or the Delaware General Corporation Law.

Common Stock

General

We currently have authority to issue (i) 75,000,000 shares of our common stock, par value $0.01 per share, and (ii) 1,000,000 shares of preferred stock, par value $0.01 per share, of which 24,300 shares are currently designated and 975,700 shares are currently undesignated. As of January 31, 2014, we had 31,073,850 shares of common stock issued and outstanding and 578 shares of Series A preferred stock, 50 shares of Series B-2 preferred stock and 51 shares of Series B-4 preferred stock issued and outstanding.

Voting Rights

Each outstanding share of our common stock is entitled to one vote on all matters submitted to a vote of shareholders. There is no cumulative voting.

Dividend and Liquidation Rights

The holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available for the payment of dividends at the times and in the amounts as our board of directors may from time to time determine. The shares of our common stock are neither redeemable nor convertible. Holders of our common stock have no preemptive or subscription rights to purchase any of our securities. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive pro rata our assets which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding.

We have never paid any cash dividends on our common stock.

Market Information

Our common stock is traded on the NASDAQ Capital Market under the trading symbol “DARA”.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Trust & Transfer Company.

Equity Compensation Plans

We have two share-based compensation plans, the 2008 Employee, Director, and Consultant Stock Plan and the 2003 Amended and Restated Employee, Director, and Consultant Stock Plan, together referred to herein as the “Stock Plans.” As of January 31, 2014, options to purchase 3,271,805 shares of our common stock were issued and outstanding under the Stock Plans with a weighted-average price of $1.09 and 4,666,571 shares of our common stock were reserved for future issuance under the Stock Plans.

Outstanding Warrants

As of January 31, 2014, we had issued and outstanding a total of 19,555,303 warrants to purchase our common stock outstanding at a weighted-average exercise price of $1.27.

Series A Preferred Stock

Our certificate of incorporation authorizes 1,000,000 shares of preferred stock. Our board of directors is authorized, without further stockholder action, to establish various series of preferred stock from time to time and to determine the rights, preferences and privileges of any unissued series including, among other matters, any dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms, the number of shares constituting any such series, and the description thereof and to issue any such shares. Our Board has designated 4,800 shares of preferred stock as Series A Convertible Preferred Stock (“Series A preferred stock”), par value $0.01 per share.  As of January 31, 2014, there were 578 shares of Series A preferred stock outstanding. Although there is no current intent to do so, our board of directors may, without stockholder approval, issue shares of an additional class or series of preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of the common stock or the convertible preferred stock, except as prohibited by the certificates of designation of preferences, rights and limitations of the Series A, Series B-2 and Series B-4 preferred stock.

Liquidation Preference

The Series A preferred stock ranks, with respect to rights upon liquidation, winding-up or dissolution, (1) senior to common stock, (2) senior to any series of preferred stock ranked junior to the Series A preferred stock, and (3) junior to all existing and future indebtedness of the Company.

Voting Rights

Except as required by law, holders of the Series A preferred stock do not have rights to vote on any matters, questions or proceedings, including the election of directors. However, as long as any shares of Series A preferred stock are outstanding, we will not, without the affirmative vote of the holders of 50.1% or more of the then outstanding shares of the Series A preferred stock, (1) alter or change adversely the powers, preferences or rights given to the Series A preferred stock or alter or amend the certificate of designation, (2) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon liquidation senior to, or otherwise pari passu with, the Series A preferred stock, (3) amend our certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders of Series A preferred stock, (4) increase the number of authorized shares of Series A preferred stock, or (5) enter into any agreement with respect to any of the foregoing.

Delaware Law

Notwithstanding certain protections in the certificate of designation for holders of Series A preferred stock, Delaware law also provides holders of preferred stock with certain rights. The holders of the outstanding shares of Series A preferred stock will be entitled to vote as a class upon a proposed amendment to the certificate of incorporation if the amendment would:

●	increase or decrease the aggregate number of authorized shares of Series A preferred stock;

●	increase or decrease the par value of the shares of Series A preferred stock; or

●	alter or change the powers, preferences, or special rights of the shares of Series A preferred stock so as to affect them adversely.

Redemption

We will have the right to redeem the Series A preferred stock for a cash payment equal to 120% of the stated value of the Series A preferred stock. Holders of Series A preferred stock will receive 20 trading days prior notice of any redemption and will have the ability to convert the Series A preferred stock into common stock during this notice period.

Conversion

Subject to certain ownership limitations as described below, the Series A preferred stock is convertible at any time at the option of the holder into shares of our common stock at a conversion ratio determined by dividing the stated value of the Series A preferred stock (or $1,000) by a conversion price of $2.50 per share. The conversion price is subject to adjustment in the case of stock splits, stock dividends, combinations of shares and similar recapitalization transactions. Subject to limited exceptions, a holder of shares of Series A preferred stock will not have the right to convert any portion of its Series A preferred stock if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to its conversion.  As of January 31, 2014, the 578 outstanding shares of Series A preferred stock were convertible into a total of 231,200 shares of Common Stock.

Dividends

The Series A preferred stock is entitled to receive dividends (on an “as converted to common stock” basis) to and in the same form as dividends actually paid on shares of our common stock. No other dividends will be paid on shares of Series A preferred stock.

Liquidation

Upon any liquidation, dissolution or winding up of the Company after payment or provision for payment of debts and other liabilities of the Company, before any distribution or payment is made to the holders of any junior securities, the holders of Series A preferred stock shall first be entitled to be paid out of the assets of the Company available for distribution to its stockholders an amount equal to $1,000 per share, after which any remaining assets of the Company shall be distributed among the holders of the other class or series of stock in accordance with the Company’s Certificate of Incorporation.

Series B-2 Preferred Stock

Our certificate of incorporation authorizes 1,000,000 shares of preferred stock. Our board of directors is authorized, without further stockholder action, to establish various series of preferred stock from time to time and to determine the rights, preferences and privileges of any unissued series including, among other matters, any dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms, the number of shares constituting any such series, and the description thereof and to issue any such shares. Our Board has designated 15,000 shares of preferred stock as Series B-2 Convertible Preferred Stock (“Series B-2 preferred stock”), par value $0.01 per share. As of January 31, 2014, there were 50 shares of Series B-2 preferred stock outstanding. Although there is no current intent to do so, our board of directors may, without stockholder approval, issue shares of an additional class or series of preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of the common stock or the convertible preferred stock, except as prohibited by the certificates of designation of preferences, rights and limitations of the Series A, Series B-2 and Series B-4 preferred stock.

Liquidation Preference

The Series B-2 preferred stock ranks, with respect to rights upon liquidation, winding-up or dissolution, (1) senior to common stock, (2) senior to any series of preferred stock ranked junior to the Series B-2 preferred stock, (3) junior to Series A preferred stock, (4) senior to Series B-4 preferred stock and (5) junior to all existing and future indebtedness of the Company.

Voting Rights

Except as required by law, holders of the Series B-2 preferred stock do not have rights to vote on any matters, questions or proceedings, including the election of directors. However, as long as any shares of Series B-2 preferred stock are outstanding, we will not, without the affirmative vote of the holders of 50.1% or more of the then outstanding shares of the Series B-2 preferred stock, (1) alter or change adversely the powers, preferences or rights given to the Series B-2 preferred stock or alter or amend the certificate of designation, (2) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon liquidation senior to, or otherwise pari passu with, the Series B-2 preferred stock, (3) amend our certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders of Series B-2 preferred stock, (4) increase the number of authorized shares of Series B-2 preferred stock, or (5) enter into any agreement with respect to any of the foregoing.

Delaware Law

Notwithstanding certain protections in the certificate of designation for holders of Series B-2 preferred stock, Delaware law also provides holders of preferred stock with certain rights. The holders of the outstanding shares of Series B-2 preferred stock will be entitled to vote as a class upon a proposed amendment to the certificate of incorporation if the amendment would:

●	increase or decrease the aggregate number of authorized shares of Series B-2 preferred stock;

●	increase or decrease the par value of the shares of Series B-2 preferred stock; or

●	alter or change the powers, preferences, or special rights of the shares of Series B-2 preferred stock so as to affect them adversely.

Redemption

We will have the right to redeem the Series B-2 preferred stock for a cash payment equal to 120% of the stated value of the Series B-2 preferred stock. Holders of Series B preferred stock will receive 20 trading days prior notice of any redemption and will have the ability to convert the Series B-2 preferred stock into common stock during this notice period.

Conversion

Subject to certain ownership limitations as described below, the Series B-2 preferred stock is convertible at any time at the option of the holder into shares of our common stock at a conversion ratio determined by dividing the stated value of the Series B-2 preferred stock (or $1,000) by a conversion price of $0.49 per share (as of January 31, 2014). The conversion price is subject to adjustment in the case of stock splits, stock dividends, combinations of shares and similar recapitalization transactions.  In addition, until such time that during any 30 consecutive trading days, the volume weighted average price of our common stock exceeds $2.25 and the average daily dollar trading volume during such period exceeds 270,000 shares per trading day, if we sell or grant any option to purchase or sell any common stock or common stock equivalents entitling any person to acquire shares of common stock at an effective price per share that is lower than the then conversion price (the “Base Conversion Price”), then the conversion price shall be reduced to equal the Base Conversion Price.  Subject to limited exceptions, a holder of shares of Series B-2 preferred stock will not have the right to convert any portion of its Series B-2 preferred stock if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to its conversion.  As of January 31, 2014, the 50 outstanding shares of Series B-2 preferred stock were convertible into a total of 102,041 shares of Common Stock.

Dividends

The Series B-2 preferred stock is entitled to receive dividends (on an “as converted to common stock” basis) to and in the same form as dividends actually paid on shares of our common stock. No other dividends will be paid on shares of Series B-2 preferred stock.

Liquidation

Upon any liquidation, dissolution or winding up of the Company after payment or provision for payment of debts and other liabilities of the Company and after payment to the holders of Series A preferred stock and the holders of Series B preferred stock, but before any distribution or payment is made to the holders of any junior securities, the holders of Series B-2 preferred stock shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders an amount equal to $1,000 per share, after which any remaining assets of the Company shall be distributed among the holders of the other class or series of stock in accordance with the Company’s Certificate of Incorporation.

Series B-4 Preferred Stock

Our certificate of incorporation authorizes 1,000,000 shares of preferred stock. Our board of directors is authorized, without further stockholder action, to establish various series of preferred stock from time to time and to determine the rights, preferences and privileges of any unissued series including, among other matters, any dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms, the number of shares constituting any such series, and the description thereof and to issue any such shares. Our Board has designated 250 shares of preferred stock as Series B-4 Convertible Preferred Stock (“Series B-4 preferred stock”), par value $0.01 per share. As of January 31, 2013, there were 51 shares of Series B-4 preferred stock outstanding. Although there is no current intent to do so, our board of directors may, without stockholder approval, issue shares of an additional class or series of preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of the common stock or the convertible preferred stock, except as prohibited by the certificates of designation of preferences, rights and limitations of the Series A, Series B-2 and Series B-4 preferred stock.

Liquidation Preference

The Series B-4 preferred stock ranks, with respect to rights upon liquidation, winding-up or dissolution, (1) senior to common stock, (2) senior to any series of preferred stock ranked junior to the Series B-4 preferred stock, (3) junior to Series A preferred stock, (4) junior to Series B-2 preferred stock and (5) junior to all existing and future indebtedness of the Company.

Voting Rights

Except as required by law, holders of the Series B-4 preferred stock do not have rights to vote on any matters, questions or proceedings, including the election of directors. However, as long as any shares of Series B-4 preferred stock are outstanding, we will not, without the affirmative vote of the holders of 50.1% or more of the then outstanding shares of the Series B-4 preferred stock, (1) alter or change adversely the powers, preferences or rights given to the Series B-4 preferred stock or alter or amend the certificate of designation, (2) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon liquidation senior to, or otherwise pari passu with, the Series B-4 preferred stock, (3) amend our certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders of Series B-4 preferred stock, (4) increase the number of authorized shares of Series B-4 preferred stock, or (5) enter into any agreement with respect to any of the foregoing.

Delaware Law

Notwithstanding certain protections in the certificate of designation for holders of Series B-4 preferred stock, Delaware law also provides holders of preferred stock with certain rights. The holders of the outstanding shares of Series B-4 preferred stock will be entitled to vote as a class upon a proposed amendment to the certificate of incorporation if the amendment would:

●	increase or decrease the aggregate number of authorized shares of Series B-4 preferred stock;

●	increase or decrease the par value of the shares of Series B-4 preferred stock; or

●	alter or change the powers, preferences, or special rights of the shares of Series B-4 preferred stock so as to affect them adversely.

Redemption

We have the right to redeem the Series B-4 preferred stock for a cash payment equal to 120% of the stated value of the Series B-4 preferred stock. Holders of Series B-4 preferred stock will receive 20 trading days prior notice of any redemption and will have the ability to convert the Series B-4 preferred stock into common stock during this notice period.

Conversion

Subject to certain ownership limitations as described below, the Series B-4 preferred stock is convertible at any time at the option of the holder into shares of our common stock at a conversion ratio determined by dividing the stated value of the Series B-4 preferred stock (or $1000) by a conversion price of $0.49 per share (as of January 31, 2014). The conversion price is subject to adjustment in the case of stock splits, stock dividends, combinations of shares and similar recapitalization transactions.  In addition, until such time that during any 30 consecutive trading days, the volume weighted average price of our common stock exceeds 250% of the then effective conversion price for each of any 25 trading days during such 30 consecutive trading days and the average daily dollar trading volume during such period exceeds $250,000 per trading day, if we sell or grant any option to purchase or sell any common stock or common stock equivalents entitling any person to acquire shares of common stock at an effective price per share that is lower than the then conversion price (the “Base Conversion Price”), then the conversion price shall be reduced to equal the Base Conversion Price.  Subject to limited exceptions, a holder of shares of Series B-4 preferred stock will not have the right to convert any portion of its Series B-4 preferred stock if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to its conversion.  In addition, until such time as we have approved shareholder approval as required by applicable Nasdaq rules, we may not issue, upon conversion of the Series B-4 preferred stock, a number of shares of common stock which, when aggregated with shares previously issued upon conversion of shares of Series B-3 preferred stock and Series B-4 preferred stock, would exceed 3,739,400 shares of common stock.  As of January 31, 2014, the 51 outstanding shares of Series B-4 preferred stock were convertible into a total of 104,082 shares of Common Stock.

Dividends

The Series B-4 preferred stock is entitled to receive dividends (on an “as converted to common stock” basis) to and in the same form as dividends actually paid on shares of our common stock after payment of any dividends required to by paid on the Series A preferred stock and Series B-2 preferred stock. No other dividends will be paid on shares of Series B-4 preferred stock.

Liquidation

Upon any liquidation, dissolution or winding up of the Company after payment or provision for payment of debts and other liabilities of the Company and after payment to the holders of Series A preferred stock and the holders of Series B-2 preferred stock, but before any distribution or payment is made to the holders of any junior securities, the holders of Series B-4 preferred stock shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders an amount equal to $1000 per share, after which any remaining assets of the Company shall be distributed among the holders of the other class or series of stock in accordance with the Company’s Certificate of Incorporation.

Warrants

In this offering, we are offering a maximum of 7,615,926 shares of common stock that may be issued in the future upon exercise of outstanding Warrants. The Warrants were sold in a public offering that closed on April 16, 2012, pursuant to a securities purchase agreement between each of the purchasers and us.  The material terms and provisions of these Warrants are summarized below. The two series of Warrants have identical terms except for the relevant exercise price. This summary of some provisions of the Warrants is not complete. For the complete terms of the Warrants, you should refer to the form Warrant filed as an exhibit to the registration statement of which this prospectus is a part.

The common stock covered by this prospectus that is issuable upon the exercise of the Warrants consists of 4,875,000 shares of our common stock issuable upon the exercise of Warrants with an exercise price of $1.00 per share and 2,740,926 shares of our common stock issuable upon the exercise of Warrants with an exercise price of $0.80 per share.  The original exercise prices of the Warrants were $1.25 and $1.00 per share, respectively.  The exercise prices of the Warrants were subsequently amended to $1.00 and $0.80 per share, respectively, in connection with our December 2012 financing transaction.  Subject to certain limitations as described below the Warrants are immediately exercisable and expire on April 16, 2017.  Subject to limited exceptions, a holder of Warrants will not have the right to exercise any portion of its Warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to such exercise.

The exercise price and the number of shares issuable upon exercise of the Warrants is subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our common stock, and also upon any distributions of assets, including cash, stock or other property to our stockholders.  The Warrant holders must pay the exercise price in cash upon exercise of the Warrants, unless such Warrant holders are utilizing the cashless exercise provision of the Warrants.  After the close of business on the expiration date, unexercised Warrants will become void.

In addition, in the event we consummate a merger or consolidation with or into another person or other reorganization event in which our common shares are converted or exchange for securities, cash or other property, or we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets or we or another person acquire 50% or more of our outstanding common shares, then following such event, the holders of the Warrants will be entitled to receive upon exercise of the Warrants the same kind and amount of securities, cash or property which the holders would have received had they exercised the Warrants immediately prior to such fundamental transaction.  Any successor to us or surviving entity shall assume the obligations under the Warrants. In addition, as further described in the form of Warrant filed as an exhibit to this registration statement, in the event of any fundamental transaction completed for cash, as a transaction under Rule 13e-3 of the Exchange Act, or involving a person not trading on a national securities exchange, the holders of the Warrants will have the right to require us to purchase the Warrants for an amount in cash that is determined in accordance with a formula set forth in the Warrants.

Upon the holder’s exercise of a Warrant, we will issue the shares of common stock issuable upon exercise of the Warrant within three business days following our receipt of notice of exercise and payment of the exercise price, subject to surrender of the Warrant.

Prior to the exercise of any Warrants to purchase common stock, holders of the Warrants will not have any of the rights of holders of the common stock purchasable upon exercise, including the right to vote or to receive any payments of dividends on the common stock purchasable upon exercise.

Description of Securities We Are Offering

Common Stock

The material terms and provisions of our common stock and each other class of our securities which qualifies or limits our common stock are described under the caption “Description of Capital Stock” beginning on page 9 of this prospectus.

Plan of Distribution

We will deliver shares of our common stock upon conversion of the Series B-2 preferred stock and exercise of the Warrants we issued in April 2012.  As of January 31, 2014, there were 50 shares of Series B-2 preferred stock outstanding which are convertible into a total of 102,041 shares of our common stock and the Warrants were exercisable for a total of 7,615,926 shares of our common stock.  In order to convert the Series B-2 preferred stock, the holder must deliver to us or our transfer agent the information required in the certificate of designation.  We will then deliver shares of our common stock in the manner described above in the section titled “Description of Capital Stock —Series B-2 Preferred Stock” beginning on page 11 of this prospectus.  We will not issue fractional shares upon exercise of these Warrants.  Each of these Warrants contains instructions for exercise.  In order to exercise any of these Warrants, the holder must deliver to us the information required in the Warrants, along with payment for the exercise price of the shares to be purchased.  We will then deliver shares of our common stock in the manner described above in the section titled “Description of Capital Stock —Warrants” beginning on page 15 of this prospectus.

Legal Matters

The validity of the shares of common stock offered hereby and certain other legal matters were passed upon for us by K&L Gates LLP, Raleigh, North Carolina.

Experts

Horne LLP, independent registered public accounting firm, has audited our consolidated financial statements as of and for the years ended December 31, 2012 and 2013, incorporated in this prospectus and elsewhere in the registration statement by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2013. These financial statements are incorporated by reference in reliance on Horne LLP’s report, given on their authority as experts in accounting and auditing.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

We are incorporated under the laws of the State of Delaware. Section 145 (“Section 145”) of the Delaware General Corporation Law, as the same exists or may hereafter be amended (“DGCL”), provides, among other things, that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Our certificate of incorporation provides that, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, our directors shall not be personally liable to us or our stockholders for monetary damages for any breach of their fiduciary duty as directors. In addition, our certificate of incorporation provides that we shall indemnify each person who was or is a party, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was, or has agreed to become, one of our directors or officers or is or was serving, or has agreed to serve, at our request as a director, officer or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against all expenses, including attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, our best interests, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

All of our directors and officers are covered by insurance policies maintained by us against specified liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to such directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by such director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Where You Can Find More Information

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You can inspect and copy these reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding issuers, such as DARA BioSciences, Inc. (http://www.sec.gov). Our web site is located at http://www.darabio.com. The information contained on our web site is not part of this prospectus.

Documents Incorporated by Reference

The SEC allows us to “incorporate by reference” information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this document.

This prospectus incorporates by reference the documents listed below:

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed with the SEC on February 4, 2014;

●
Our Current Report on Form 8-K filed with the SEC on February 4, 2014 (excluding any information deemed furnished under Items 2.02 or 7.01 of Form 8-K, including related exhibits, which information is not incorporated by reference herein); and

●	Our Definitive Proxy Statement on Schedule 14A filed with the SEC on December 24, 2013.

You may request a copy of these filings, at no cost, by writing or calling us at the following:

DARA BioSciences, Inc.
8601 Six Forks Road, Suite 160
Raleigh, NC 27615
(919) 872-5578

Copies of the documents incorporated by reference may also be found on our website at www.darabio.com.  Except with respect to the documents expressly incorporated by reference above which are accessible at our website, the information contained on our website is not a part of, and should not be construed as being incorporated by reference into, this prospectus.

7,717,967 Shares of Common Stock Issuable Upon the Conversion of
Series B-2 Preferred Stock and Exercise of Warrants

Prospectus

[•], 2014

Part II Information Not Required in the Prospectus

Item 13.  Other Expenses of Issuance and Distribution

The following table sets forth expenses (estimated except for the registration fee) in connection with the offering described in the registration statement (including the original Registration Statement and all post-effective amendments to date):

SEC registration fee	$3,438
Accounting fees and expenses	$185,000
Legal fees and expenses	$90,000
Printing expenses	$12,000
Miscellaneous	$11,562
Total	$302,000

Item 14.  Indemnification of Directors and Officers

We are incorporated under the laws of the State of Delaware. Section 145 (“Section 145”) of the Delaware General Corporation Law, as the same exists or may hereafter be amended (“DGCL”), provides, among other things, that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Our certificate of incorporation provides that, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, our directors shall not be personally liable to us or our stockholders for monetary damages for any breach of their fiduciary duty as directors. In addition, our certificate of incorporation provides that we shall indemnify each person who was or is a party, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was, or has agreed to become, one of our directors or officers or is or was serving, or has agreed to serve, at our request as a director, officer or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against all expenses, including attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, our best interests, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

All of our directors and officers are covered by insurance policies maintained by us against specified liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.

Item 15.  Recent Sales of Unregistered Securities

On October 22, 2013, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain institutional investors providing for the issuance and sale by the Company in a registered direct offering of 5,100,000 shares of our common stock at an offering price of $0.50 per share (the “Share Offering”). In a concurrent private placement, we granted to those institutional investors a warrant to purchase one share of our common stock for each share purchased in the Share Offering. The closing of the share offering and the concurrent private placement took place on October 24, 2013 for net proceeds of approximately $2.3 million after deducting placement agent fees and other expenses totaling approximately $250,000. Each warrant entitles the holder to purchase shares of common stock for an exercise price per share equal to $0.56, becomes exercisable six months after issuance and will be exercisable for five years from the initial exercise date.  The shares of our common stock underlying the warrants have been registered for resale pursuant to our effective Registration Statement on Form S-3 (File No. 333-192595).

On June 28, 2013, we entered into a warrant agreement with Vector Consulting, LLC (“Vector”) pursuant to which we issued warrants to purchase 36,231 shares of common stock as consideration for consulting services  rendered to us by Vector  pursuant to the engagement letter dated June 6, 2012.  The warrant has a term of five years and an exercise price of $0.69.

The warrant was issued upon the exemption from the registration provisions of the Securities Act of 1933 provided for by Section 4(a)(2) thereof for transactions not involving a public offering. Use of this exemption is based on among other things the following facts:

●	Neither we nor any person acting on our behalf solicited any offer to buy nor sell securities by any form of general solicitation or advertising.
●	At the time of the purchase, the purchaser was an accredited investor, as defined in Rule 501(a) of the Securities Act.
●	The purchaser has had access to information regarding DARA and is knowledgeable about us and our business affairs.
●
All shares issued were issued with a restrictive legend and may only be disposed of pursuant to an effective registration or exemption from registration in compliance with federal and state securities laws.

On February 23, 2013, we entered into letter agreement with BTIG, LLC pursuant to which we agreed to issue a warrant to purchase 150,000 shares of common stock as consideration for consulting services to be rendered to us by BTIG, LLC pursuant to the agreement.  The warrant has a term of five years and an exercise price of $1.02, but may also be converted to common stock by means of a cashless exercise.

The warrant was issued upon the exemption from the registration provisions of the Securities Act of 1933 provided for by Section 4(a)(2) thereof for transactions not involving a public offering. Use of this exemption is based on the following facts:

●	Neither we nor any person acting on our behalf solicited any offer to buy nor sell securities by any form of general solicitation or advertising.
●	At the time of the purchase, the purchaser was an accredited investor, as defined in Rule 501(a) of the Securities Act.
●	The purchaser has had access to information regarding DARA and is knowledgeable about us and our business affairs.
●
All shares issued were issued with a restrictive legend and may only be disposed of pursuant to an effective registration or exemption from registration in compliance with federal and state securities laws.

On August 27, 2012, we entered into an independent consulting agreement with The Del Mar Consulting Group, Inc. and Alex Partners, LLC pursuant to which we agreed to issue 264,000 shares of unregistered common stock to The Del Mar Consulting Group, Inc. and 176,000 shares of unregistered common stock to Alex Partners, LLC as partial consideration for consulting services to be rendered to us by such parties pursuant to the agreement.

These shares were issued upon the exemption from the registration provisions of the Securities Act of 1933 provided for by Section 4(a)(2) thereof for transactions not involving a public offering.  Use of this exemption is based on the following facts:

●	Neither we nor any person acting on our behalf solicited any offer to buy nor sell securities by any form of general solicitation or advertising.
●	At the time of the purchase, the purchaser was an accredited investor, as defined in Rule 501(a) of the Securities Act.
●	The purchaser has had access to information regarding DARA and is knowledgeable about us and our business affairs.
●
All shares issued were issued with a restrictive legend and may only be disposed of pursuant to an effective registration or exemption from registration in compliance with federal and state securities laws.

On January 17, 2012, we entered into an Agreement and Plan of Merger with Oncogenerix, Inc., a specialty bio-pharmaceutical company, pursuant to which the shares of Oncogenerix common stock issued and outstanding immediately prior to the merger ceased to be outstanding and were converted into 1,114,560 shares of our common stock. We issued these shares to the Oncogenerix stockholders without registration under the Securities Act of 1933, as amended (the “Act”), or state securities laws, in reliance on the exemptions provided by Section 4(a)(2) of the Act and/or Regulation D promulgated thereunder and in reliance on similar exemptions under applicable state laws. Since the shares have not been registered, they may not be offered or sold by investors absent registration or an applicable exemption from registration requirements, such as the exemption afforded by Rule 144 under the Act. Subject to the volume limit, manner of sale and other requirements of Rule 144, Oncogenerix stockholders who are not our affiliates would be able to re-sell the shares of our common stock acquired in merger following a six month holding period.

In December 2011, we granted warrants to purchase a total of 200,000 shares of our common stock to two individuals. These warrants have ten year terms and an exercise price of $1.31. These securities were issued upon the exemption from the registration provisions of the Act provided for by Section 4(2) thereof for transactions not involving a public offering. Use of this exemption is based on the following facts:

●	Neither we nor any person acting on our behalf solicited any offer to buy nor sell securities by any form of general solicitation or advertising.

●	The purchaser has had access to information regarding DARA and is knowledgeable about us and our business affairs.

●
All securities issued were issued with a restrictive legend and may only be disposed of pursuant to an effective registration or exemption from registration in compliance with federal and state securities laws.

Item 16.  Exhibits

A list of exhibits filed herewith or incorporated by reference is contained in the Exhibit Index which is incorporated herein by reference.

Item 17.  Undertakings

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants, pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) if the registrant is relying on Rule 430B: (A) each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and (B) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(8) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, State of North Carolina, on February 4, 2014.

DARA BIOSCIENCES, INC.

February 4, 2014	By:	/s/ David J. Drutz, M.D.
David J. Drutz, M.D.
Chief Executive Officer and Chief Medical Officer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David Drutz	Director, Chief Executive Officer and Chief Medical Officer	February 4, 2014
David Drutz	(Principal Executive Officer)

/s/ David Tousley	Chief Financial Officer	February 4, 2014
David Tousley	(Principal Financial Officer and Principal Accounting Officer)

*	Director, President and Chief Operating Officer	February 4, 2014
Christopher Clement

*	Chairman and Director	February 4, 2014
Haywood Cochrane

*	Director	February 4, 2014
Timothy Heady

*	Director	February 4, 2014
Gail Lieberman

*	Director	February 4, 2014
Paul J. Richardson

* /s/ David Drutz
David Drutz, attorney-in-fact

Exhibit Index

Exhibit No.	Description	Reference
3.1	Restated Certificate of Incorporation of DARA BioSciences, Inc.	Incorporated by reference to the Company’s Current Report on Form 8-K filed on February 12, 2008
3.2	Certificate of Amendment to Restated Certificate of Incorporation of DARA BioSciences, Inc.	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010
3.3	Certificate of Designation of Preferences, Rights, and Limitations of Series A Convertible Preferred Stock	Incorporated by reference to the Company’s Current Report on Form 8-K filed on December 29, 2010
3.4	Certificate of Designation of Preferences, Rights, and Limitations of Series B Convertible Preferred Stock	Incorporated by reference to the Company’s Current Report on Form 8-K filed on January 18, 2012
3.5	Certificate of Designation of Preferences, Rights, and Limitations of Series B-2 Convertible Preferred Stock	Incorporated by reference to the Company’s Current Report on Form 8-K filed on April 9, 2012
3.6	Certificate of Designation of Preferences, Rights, and Limitations of Series B-3 Convertible Preferred Stock	Incorporated by reference to the Company’s Current Report on Form 8-K filed on December 31, 2012
3.7	Certificate of Designation of Preferences, Rights, and Limitations of Series B-4 Convertible Preferred Stock	Incorporated by reference to the Company’s Current Report on Form 8-K filed on December 31, 2012
3.8	Amended and Restated By-Laws of DARA BioSciences, Inc.	Incorporated by reference to the Company’s Current Report on Form 8-K filed on February 12, 2008
4.1	Specimen stock certificate for common stock	Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on February 12, 2008
4.2	Form of Warrant for Point Therapeutics, Inc.	Incorporated by reference to Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002
4.3	Form of Investor Warrant for Point Therapeutics, Inc. dated as of September 24, 2003	Incorporated by reference to the Company’s Registration Statement on Form S-1 filed on November 18, 2003
4.4	Form of Paramount Warrant for Point Therapeutics, Inc. dated as of September 24, 2003	Incorporated by reference to the Company’s Registration Statement on Form S-1 filed on November 18, 2003
4.5	Form of Investor Warrant for Point Therapeutics, Inc. dated as of March 24, 2004	Incorporated by reference to the Company’s Current Report on Form 8-K filed on April 1, 2004
4.6	Form of Investor Securities Purchase Agreement dated as of March 24, 2004	Incorporated by reference to the Company’s Current Report on Form 8-K filed on April 1, 2004
4.7	Form of Class A Common Stock Purchase Warrant	Incorporated by reference to the Company’s Current Report on Form 8-K filed on October 21, 2008
4.8	Form of Class B Common Stock Purchase Warrant	Incorporated by reference to the Company’s Current Report on Form 8-K filed on October 21, 2008
4.9	Form of Common Stock Purchase Warrant	Incorporated by reference to the Company’s Current Report on Form 8-K filed on June 16, 2009
4.10	Form of Common Stock Purchase Warrant	Incorporated by reference to the Company’s Current Report on Form 8-K filed on September 14, 2009
4.11	Form of Common Stock Purchase Warrant	Incorporated by reference to the Company’s Current Report on Form 8-K filed on September 18, 2009
4.12	Form of Common Stock Purchase Warrant	Incorporated by reference to the Company’s Current Report on Form 8-K filed on October 15, 2009
4.13	Form of Common Stock Purchase Warrant	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010
4.14	Form of Class A Common Stock Purchase Warrant	Incorporated by reference to the Company’s Current Report on Form 8-K filed on December 29, 2010
4.15	Form of Class B-1 Common Stock Purchase Warrant	Incorporated by reference to the Company’s Current Report on Form 8-K filed on December 29, 2010
4.16	Form of Indenture	Incorporated by reference to the Company’s Registration Statement on Form S-3 filed on March 25, 2011
4.17	Form of Common Stock Purchase Warrant	Incorporated by reference to the Company’s Current Report on Form 8-K filed on January 18, 2012
4.18	Form of Class B-2 Common Stock Purchase Warrant	Incorporated by reference to the Company’s Current Report on Form 8-K filed on April 9, 2012
4.19	Form of Class B-3/Class B-4 Common Stock Purchase Warrant	Incorporated by reference to the Company’s Current Report on Form 8-K filed on December 31, 2012
4.20	Form of Common Stock Purchase Warrant from the October 2013 private placement	Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on October 22, 2013
5.1	Opinion of K&L Gates LLP regarding the legality of the securities being registered	Incorporated by reference to Exhibit 5 to the Company’s Pre-Effective Amendment No. 3 to Registration Statement on Form S-1 (File No. 333-179637) filed on April 4, 2012
10.1	DARA BioSciences, Inc. Amended and Restated 2003 Employee, Director and Consultant Stock Plan *	Incorporated by reference to the Company’s Current Report on Form 8-K filed on February 12, 2008
10.2	DARA BioSciences, Inc. 2008 Employee, Director and Consultant Stock Plan *	Incorporated by reference to the Company’s Current Report on Form 8-K filed on February 12, 2008
10.3	Amendment No. 1 to DARA BioSciences, Inc. 2008 Employee, Director and Consultant Stock Plan*	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012
10.4
Lease Agreement dated November 30, 2007, by and between DARA BioSciences, Inc. and The Prudential Insurance Company of America (“Prudential”) (assigned from Prudential to Highwoods DLF Forum, LLC in 2008)
Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008
10.5	Form of Stock Option Award for 2008 Employee, Director and Consultant Stock Plan (Incentive Stock Options) *	Incorporated by reference to the Company’s Registration Statement on Form S-8 filed on April 8, 2008

10.6	Form of Stock Option Award for 2008 Employee, Director and Consultant Stock Plan (Non-Qualified Options) *	Incorporated by reference to the Company’s Registration Statement on Form S-8 filed on April 8, 2008
10.7	Form of Restricted Stock Award Agreement for 2008 Employee, Director and Consultant Stock Plan *	Incorporated by reference to the Company’s Registration Statement on Form S-8 filed on April 8, 2008
10.8	Form of Restricted Stock Unit Award Agreement for 2008 Employee, Director and Consultant Stock Plan *	Incorporated by reference to the Company’s Registration Statement on Form S-8 filed on April 8, 2008
10.9	License Agreement dated May 3, 2004, by and between The General Hospital Corporation d/b/a Massachusetts General Hospital and DARA Pharmaceuticals, Inc.**	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008
10.10	Exclusive License Agreement effective July 1, 2004, by and between Kirin Brewery Company, Limited and DARA Therapeutics, Inc.**	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008
10.11	Exclusive License Agreement dated October 8, 2007, by and between Bayer Pharmaceuticals Corporation and DARA BioSciences, Inc.**	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008
10.12	Stock Purchase and Loan Agreement dated January 30, 2009, by and between DARA BioSciences, Inc. and SurgiVision, Inc.	Incorporated by reference to the Company’s Current Report on Form 8-K filed on January 30, 2009
10.13	Stock Purchase Agreement, dated December 31, 2009, by and between DARA Pharmaceuticals, Inc. and SurgiVision, Inc.	Incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended December 31, 2009
10.14
Agreement between DARA Therapeutics, Inc., a Subsidiary of DARA BioSciences, Inc., and the Division of Cancer Prevention, National Cancer Institute for the Clinical Development of KRN5500 dated April 26, 2010
Incorporated by reference to the Company’s Current Report on Form 8-K filed on April 30, 2010
10.15	First Amendment to License Agreement dated July 7, 2009 by and between The General Hospital Corporation d/b/a Massachusetts General Hospital and DARA Pharmaceuticals, Inc.	Incorporated by reference to the Company’s Registration Statement on Form S-1/A filed on May 17, 2010
10.16	Employment Agreement dated January 17, 2012, by and between DARA BioSciences, Inc. and David Drutz*	Incorporated by reference to the Company’s Current Report on Form 8-K filed on January 17, 2012
10.17	Employment Agreement dated January 17, 2012, by and between DARA BioSciences, Inc. and Christopher Clement*	Incorporated by reference to the Company’s Current Report on Form 8-K filed on January 17, 2012
10.18	Agreement and Plan of Merger, dated January 17, 2012, by and among DARA BioSciences, Inc., Oncogenerix, Inc. and certain other parties thereto	Incorporated by reference to the Company’s Current Report on Form 8-K filed on January 17, 2012
10.19	Form of Securities Purchase Agreement	Incorporated by reference to the Company’s Current Report on Form 8-K filed on January 18, 2012
10.20	Placement Agent Agreement dated January 17, 2012, by and between DARA BioSciences, Inc. and Ladenburg Thalmann & Co., Inc.	Incorporated by reference to the Company’s Current Report on Form 8-K filed on January 18, 2012
10.21	Exclusive Distribution Agreement dated June 29, 2011 by and between Oncogenerix, Inc. and Rosemont Pharmaceuticals, Limited	Incorporated by reference to Exhibit 10.36 to the Company’s S-1A filed on March 13, 2012
10.22	Form of Securities Purchase Agreement	Incorporated by reference to the Company’s Current Report on Form 8-K filed on April 9, 2012
10.23	Form of Securities Purchase Agreement	Incorporated by reference to the Company’s Current Report on Form 8-K filed on December 31, 2012
10.24	Placement Agent Agreement, dated December 28, 2012, by and between DARA BioSciences, Inc. and Ladenburg Thalmann & Co, Inc.	Incorporated by reference to the Company’s Current Report on Form 8-K filed on December 31, 2012
10.25	Placement Agent Agreement, dated April 6, 2012, by and between DARA BioSciences, Inc. and Ladenburg Thalmann & Co., Inc.	Incorporated by reference to the Company’s Current Report on Form 8-K filed on April 9, 2012
10.26	Employment Agreement, dated March 1,2013, by and between DARA Biosciences, Inc. and David L. Tousley*	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q filed on May 15, 2013
10.27	Amended and Restated Employment Agreement, dated May 10, 2013, by and between DARA Biosciences, Inc. and David Drutz*	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q filed on May 15, 2013
10.28	Amended and Restated Employment Agreement, dated May 10, 2013, by and between DARA Biosciences, Inc. and Christopher Clement*	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q filed on May 15, 2013
10.29	Placement Agent Agreement, dated October 22, 2013, between DARA BioSciences, Inc. and Ladenburg Thalmann & Co. Inc.	Incorporated by reference to Exhibit 1.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 22, 2013
10.30	Form of Securities Purchase Agreement, dated October 22, 2013, between DARA BioSciences, Inc. and certain investors	Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 22, 2013
10.31
Master Service Agreement, dated as of October 25, 2013, by and between DARA Biosciences, Inc. and Alamo Pharma Services, Inc. including the Sales Representative Sharing Agreement by and among DARA Biosciences Inc., Alamo Pharma Services, Inc. and Mission Pharmacal Company (attached as Exhibit A), and the Co-Promotion Agreement by and among DARA BioSciences, Inc., Alamo Pharma Services, Inc. and Mission Pharmacal Company (attached as Attachment B)**
Incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed on November 13, 2013
21.1	Subsidiaries of DARA BioSciences, Inc.	Incorporated by reference to Exhibit 21 to the Company’s Annual Report on Form 10-K filed on March 28, 2013
23.1	Consent of Horne LLP	Filed herewith
23.2	Consent of K&L Gates LLP (included in Exhibit 5.1)	Incorporated by reference to Exhibit 5 to the Company’s Pre-Effective Amendment No. 3 to Registration Statement on Form S-1 (File No. 333-179637) filed on April 4, 2012
24.1	Power of Attorney
Incorporated by reference to the Power of Attorney included on the signature page to the Company’s Post-Effective Amendment No. 1 to Registration  Statement on Form S-1 (File No. 333-179637) filed on March 28, 2013.

_______________

* Management Contract or Compensatory Plan or Arrangement.
** Confidential Treatment requested for certain portions of this Agreement.